                                   EXHIBIT A


                           XYVISION SYSTEMS AGREEMENT


This Agreement is between Xyvision, Inc., a Delaware corporation with its principal place of business at 101 Edgewater Drive, Wakefield, Massachusetts 01880, and the party whose name and principal place of business is set forth below.


                         Underwriters Laboratories Inc.
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                               333 Pfingsten Road
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                           Northbrook, Illinois 60062
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This Xyvision Systems Agreement covers the major business transactions intended between the parties, including:

  (a) Sale of hardware Products;
  (b) License of software Products; and
  (c) Provision of Services.

This Agreement and Orders under it are the complete understanding between the parties regarding the subject matter of this Agreement and replace any prior oral or written communications between the parties.

No subsequent modification of this Agreement shall be effective unless it is in writing and duly signed by authorized representatives of both parties.

By signing below, each party agrees to the terms of this Agreement. Once signed, (i) any reproductions of this Agreement or an Order under it made by reliable means (for example, photocopy or facsimile) is considered an original and (ii) all Products and Services ordered under this Agreement are subject to it.

The parties agree that the terms and conditions of this Agreement shall apply to Customer orders for Products and Services as of January 9, 1997 (the ("effective Date").

Underwriters Laboratories Inc.
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Customer



/s/ J.J. Ritchie
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Authorized Signature



J.J. Ritchie
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Name



Vice President
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Title



January 9, 1997
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Date



XYVISION, INC.
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/s/ Kevin J. Duffy
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Authorized Signature



Kevin J. Duffy
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Name



President, C.O.O.
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Title



January 10, 1997
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Date

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                                   SECTION 1

                                  DEFINITIONS
1.1 AGREEMENT means this Xyvision System Agreement.

1.2 CUSTOMER means the party identified above, and any affiliate(s) owned by that party or its parent; provided that the party identified above shall remain primarily liable for all obligations of each affiliate placing an Order under this Agreement and the affiliate agrees by placing an Order to be bound to the terms of this Agreement.

1.3 DELIVERY means transfer of a Product to a carrier for shipment to Customer's site.

1.4 INSTALLATION means the Product(s) have been placed by Xyvision or Customer, as applicable, in good working order and are ready for use at the installation site defined in the applicable Order.

1.5 ORDER means an order submitted by Customer and accepted by Xyvision under
Section 2.

1.6 PRICE LIST means the Xyvision price list, for the applicable country, in effect at the time of any purchase request(s) from Customer.

1.7 PRICE QUOTE means a quote or proposal submitted by Xyvision to Customer for Products or Services.

1.8 PRODUCTS means the hardware and software products offered in the then current Price List for the applicable country or as defined in a Price Quote.

1.9 PRODUCT SPECIFICATIONS means the then current data and information, published at the time of an Order by XyEnterprise or the appropriate third party vendor, concerning the Products.

1.10 COMPLIANT HARDWARE means hardware configuration as specified in Customer's Order, or other hardware configurations that conform to the appropriate Product Specifications and Xyvision configuration guidelines.

1.11 PUBLISHING SYSTEM means the publishing system to be built for Customer by Xyvision utilizing the Products and Services of Xyvision and the products or services of Customer and/or other vendors.

1.12 SERVICES means the services offered in the then current Price List for the applicable country or as defined in a Price Quote.

1.13 SERVICE DESCRIPTION means a technical description or statement of work describing a service.

1.14 STAGING means the installation, integration and testing of Products at a single site to test their performance as a Publishing System or a substantial portion of a Publishing System.

1.15 XYVISION means Xyvision, Inc., its subsidiaries and its divisions.


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                                   SECTION 2

                             ORDER ADMINISTRATION

2.1 PRICE QUOTES
Upon request, Xyvision will meet with Customer to review its requirements, and will furnish Customer with a Price Quote for the Products and Services desired. The Price Quote will be valid for sixty (60) days.

2.2 ORDERS

Customer may place an Order by issuing a purchase order referencing this Agreement, and Price Quote, if any. Xyvision will promptly review the purchase order and issue a written acknowledgment either accepting the Order or requesting Customer's written acceptance of any clarifications, configuration changes or other necessary changes. Alternatively, the parties may generate an Order by completing a Xyvision Purchase Supplement.

Xyvision will confirm, and amend as necessary, any estimated shipment or completion date for each Product or Service in the Order.

Terms and conditions submitted by either party in a purchase order, written acknowledgment, or other form that differ from, conflict with, or are not included in the terms and conditions in this Agreement will not become a part of any Order or any other agreement between Customer and XyEnterprise unless such terms and conditions are specifically accepted by the other party in writing. To the extent that the other party accepts such modifications or additions to the terms and conditions, they shall only apply to that specific Order or Agreement.

2.3 ORDER CANCELLATION AND RESCHEDULING

Customer may cancel or reschedule any Order for any Products, in whole or in part, at any time prior to Delivery of such Products by giving Xyvision notice of such cancellation. In the event of any such cancellation or rescheduling, Customer agrees to pay XyEnterprise a cancellation or rescheduling charge, as the case may be, in accordance with the "Cancellation and Rescheduling Table" that follows.

The cancellation and rescheduling charges in the table below are a percentage of the undiscounted List Price of the Products so canceled or rescheduled. These charges are based on the number of days remaining to the originally scheduled delivery date for such Products, from the date of Xyvision receipt of Customer's notice of such cancellation or request for rescheduling.

                      CANCELLATION AND RESCHEDULING TABLE

  DAYS REMAINING
 UNTIL SCHEDULED     CANCELLATION     RESCHEDULING
     DELIVERY           CHARGE           CHARGE
_________________   ______________   _____________
     Over 60             0%               0%
      60-31              10%              0%
    30 or less           15%              0%
_________________        __          _____________

Customer may cancel any Order for Services, except Maintenance Services (see 14.2.1), upon ninety (90) days written notice to Xyvision.

2.4 PRICES, TAXES AND DUTIES

The prices for Products and Services ordered by Customer under this Agreement shall be based on the prices set forth in the Price List.

Prices and license fees are exclusive of all federal, state, municipal or other government excise, sales, use, value added, inventory, like taxes or customs duties now in force or enacted in the future except taxes based on Xyvision's net income. Customer agrees to provide Xyvision any applicable certificate or exemption or similar document required to exempt any sale or license of Products Delivered under this Agreement from sales or other tax and to reimburse Xyvision for any such taxes Xyvision is required to collect and pay.


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                                   SECTION 3

                              TITLE AND SHIPMENT
Title to each hardware Product shall pass, and the license to each software Product shall start, upon Delivery. Shipment shall be F.O.B. Xyvision's plant. Risk of loss shall pass at shipment. Xyvision will select the carrier unless Customer selects a carrier: (i) in the Order or (ii) in writing ten (10) days prior to Delivery.


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                                   SECTION 4

                         PAYMENT AND PRICE PROTECTION
4.1 PRODUCT PAYMENTS
Unless otherwise agreed to in an Order, payment for Products shall be:

(a) Fifteen percent (15%) of the Software Products and fifty percent (50%) of hardware products as deposit with Customer's Purchase Order; and

(b) Fifteen percent (15%) of the Software Products upon completion of mutually agreed final Implementation Plan; and

(c) Fifty percent (50%) of hardware Products upon hardware installation and acceptance; and

(d) Fifty (50%) of the software Products net thirty (30) days from Delivery;
       and

(e) Twenty percent (20%) of the software Products net thirty (30) days from completion of installation

4.2 SERVICE PAYMENTS

Unless otherwise agreed to in an order, Payments for Services shall be net thirty (30) days from the date of invoice.

4.3 INVOICING AND FORM OF PAYMENT

Products are invoiced at Delivery. Services are invoiced monthly. Payment may be made by check or by wire transfer to a bank designated by Xyvision. Payments made under this Agreement shall be made in U.S. Dollars and shall not be deemed made until payment is available to Xyvision in the United States in freely available funds.

4.4 LATE PAYMENTS
Late payments are subject to a late payment charge of 1.5 percent per month, but not in excess of the lawful maximum, on the unpaid balance.

4.5 PRICE PROTECTION
If published prices for Xyvision software Products are decreased within six (6) months of Customer's purchase of those Products, Customer will receive a credit in proportion to such price decrease.


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                                   SECTION 5

                        SITE PREPARATION, INSTALLATION
                             AND FINAL ACCEPTANCE
5.1 SITE PREPARATION
Provided Xyvision provides Customer with adequate notice of the Product Specifications, Customer agrees to arrange a safe and suitable place for Installation in accordance with the applicable Product Specifications prior to the Installation date.

5.2 HARDWARE AND SOFTWARE PRODUCTS
Prior to Delivery, Customer and Xyvision will agree on a mutually agreeable Installation date. Customer will determine the desired location for the Product(s). Xyvision will provide all appropriate labor for unpacking and placing each Product in the desired location ("Installation") only if such services have been purchased from Xyvision. Xyvision shall not be responsible for the Installation of any products not purchased from Xyvision. Packaging materials shall become the property of Customer. Software Installation, including operating system loading, system configuration and Xyvision application loading shall be the responsibility of the customer unless such services are defined in a Service Description and purchased in the Order. In the event that Xyvision is contracted to provide Installation, the completion of Installation will be evidenced by Xyvision's written notice to Customer stating the date of Installation.

The Customer's acceptance of the Delivered Products shall occur on the earlier of (i) the date of Installation, or (ii) if no Installation is required, Delivery; unless, in either case, the Customer notifies Xyvision in writing, within thirty (30) days after such Installation or Delivery, as the case may be, that the Delivered Products are defective or fail to conform to the applicable Product Specifications. Xyvision's sole obligation with respect to such defective or nonconforming Delivered Products shall be to repair or replace them, at its option, pursuant to the warranty provisions of this Agreement.

Unless otherwise agreed to in an Order, Customer is responsible for connecting non-Xyvision supplied equipment to the Products.

5.3 STAGING AND ACCEPTANCE OF INTEGRATED SYSTEM If Customer is ordering a Publishing System, or a significant portion of a Publishing System, Xyvision may Stage the Products at the Installation site(s). Upon Staging, Xyvision will conduct its standard diagnostic tests appropriate for the Publishing System and any other tests agreed upon in the Statement of Work for the Publishing System; (see Section 13 Special Products and Services).

The tests will be confirmed by a test report dated and signed by a representative of Xyvision and a representative of Customer. If the Publishing System fails the tests, Xyvision will correct the deficiency, without charge to Customer, and rerun the tests.


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                                   SECTION 6

                                   WARRANTY
6.1 WARRANTY PERIOD
The "Warranty Period" for all Xyvision developed Products shall be 90 days from date of Installation. In the case of a phased implementation, the Warranty for licenses which are not activated at the time of installation will begin upon their activation. The Warranty Period for all third party Products shall be as described in Exhibit A.

6.2 HARDWARE WARRANTY
Warranty for Hardware Products purchased through Xyvision will be described in Exhibit A.

6.3 SOFTWARE WARRANTY
Xyvision represents and warrants that it has all necessary rights, including title to, or is the authorized licensor or reseller of, the software Products and that there are no known claims to the effect that any Product infringes the property rights of third persons.

The software Products, when used within the scope of the applicable software license, will substantially conform to their Product Specifications or, in the case of customized software Products, to specifications mutually agreed to in writing by both parties. At no charge to Customer, Xyvision shall use reasonable efforts to provide corrections to remedy any failure to so conform which are reported by Customer during the Warranty Period. In addition, warranty service also includes free software Products updates and revisions during the Warranty Period which XyEnterprise provides generally to its customers covered under software Product maintenance. Xyvision does warrant that the software Products, when used within the scope of the licensing agreement, will conform in all material ways to their Product Specifications including specifications defined in a mutually developed Statement of Work. If Xyvision receives detailed written notification from the Customer that the Products or a component of the Products fails to perform in accordance with the Product Specification in a reproducible and material way ("Defective Item"), and after Xyvision's repeated failures to bring the Defective Item to its proper performance level, the Customer shall have the right to return the Defective Item for a full refund unless Xyvision can substitute mutually agreeable equivalent product(s) that will meet the required performance level. The above shall not apply to failure caused by the Customer or any third party products or services not supplied by Xyvision.

Xyvision does not warrant that the functions contained in the Software Products will operate in the specific combinations which may be selected for use by Customer, or that the operation of the Software Products will be uninterrupted or error free.

6.4 SERVICES WARRANTY

Services will be performed in a professional and workmanlike manner and according to the applicable Service Description.

6.5 WARRANTY FOR PUBLISHING SYSTEMS
For each Publishing System Xyvision delivers to Customer under a Statement of Work for Special Products and Services (see Section 13), Xyvision warrants that it meets its completion Criteria as specified in the Statement of Work.

If a Publishing System does not function as warranted during the warranty period, Xyvision will correct the deficiency without charge.

6.6 EXCLUSIONS
Xyvision's warranty obligations apply only if: (i) Customer, per the proposal, provides modem access to the system via dial-up telephone line, if specified pursuant to the applicable Product Specifications, (ii) the Delivered Products are being properly used and maintained in accordance with the applicable Product Specifications, (iii) the Delivered Products have not been subjected to misuse, accident or disaster, including without limitation fire, flood, water, wind, lightning or other acts of God, and (iv) the hardware and software Products have not been altered or modified, unless authorized or performed by Xyvision.

6.7 PRODUCT MODIFICATIONS

Xyvision reserves the right, without the prior approval of Customer, to make changes to any Products ordered by Customer under this Agreement:

(a) Which do not affect their physical or functional interchangeability or performance at a higher level of assembly, for any reason;

(b) When required for purposes of safety; or

(c) When required to meet Product Specifications or certifications.


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                                   SECTION 7

                                 INFRINGEMENT
7.1 INFRINGEMENT PROTECTION
Notwithstanding any other provisions of this Agreement to the contrary, during the term of this Agreement, Xyvision will defend Customer against any claim that the use of one or more Products infringes a patent or copyright, or a trade secret or other proprietary right. Xyvision will pay resulting costs, damages and attorney's fees sustained or incurred by Customer on the condition that:

(a) Customer notifies Xyvision in writing promptly upon Customer's receipt of any such claim;

(b) Xyvision has sole control of the defense, provided Xyvision keeps Customer informed, and all related settlement negotiations for, any such claim; and

(c) Customer cooperates fully in the defense of, and furnishes all related evidence in its control relating to, any such claim.

7.2 INFRINGEMENT REMEDIES
Xyvision is not liable for infringement claims based on (i) the combination, operation or use of one or more Products with equipment, data or software not supplied or recommended in writing by Xyvision if the claim would have been avoided by use of other equipment, data or software; (ii) modifications to one or more Products if the modifications were not made or recommended by Xyvision if such claim would have been avoided by the absence of the modification; (iii) modification to the Products in accordance with Customer's designs or specifications of which Xyvision is unaware; or (iv) Products originally supplied to Xyvision by a third-party vendor to the extent that the vendor limited its liability to Xyvision for such claim.

7.3 XYVISION PROTECTION
Customer shall defend Xyvision and pay Xyvision all resulting costs, damages and attorney's fees which Xyvision may sustain or incur by reason of infringement, or claim thereof, of any patents, copy-rights, trade secrets or other proprietary rights resulting from Xyvision's compliance with Customer's designs or specifications or from Customer's combination, operation or use of one or more Products with equipment, data or software not supplied or recommended by Xyvision; provided Xyvision furnishes Customer with the same notice, control and cooperation required of Customer under Section 7.1 (a),
(b), (c).

7.4 LIMITATION OF REMEDY

This Section 7.0, as limited by Section 11, states the entire obligation of the parties with respect to infringement of patents, copyrights, trade secrets and/or other proprietary rights.


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                                   SECTION 8

                           INTELLECTUAL PROPERTY AND
                                CONFIDENTIALITY

8.1 INTELLECTUAL PROPERTY RIGHTS
This Agreement does not grant either party a license or right in or to any patent, copyright, trademark, service mark, trade name or other proprietary right of the other party than as set forth in Section 9 Software Licenses and
Section 13.

8.2 CONFIDENTIAL DISCLOSURE PROVISIONS
Each party agrees to keep all "Proprietary Information," that is identified in writing as Proprietary and/or Confidential, in confidence and shall not disclose Proprietary Information to anyone, except to employees, contractors or agents of either party to whom disclosure is necessary in performance of this Agreement.

See attached Addenda for further clarification.

The receiving party agrees to protect the confidentiality of the disclosing party's Proprietary Information by use of the same degree of care that the receiving party uses to protect its own Proprietary Information, but no less than a reasonable degree of care. A receiving party shall not be liable to the disclosing party for the inadvertent disclosure of the disclosing party's Proprietary Information if such disclosure occurred despite the observance of the aforementioned standard of care standard of care.

The parties agree to impose the same responsibilities and duty of confidentiality set forth in this Section 8 on any and all persons or other entities to whom the parties are authorized to disclose Proprietary Information.

Proprietary Information shall not be considered to be confidential if: (i) it is generally of public knowledge, (ii) is rightfully obtained from a third party, (iii) is provided to a third party by the disclosing party with no obligations or confidentiality or (iv) is developed independently by the receiving party.

8.3 CONFIDENTIAL NATURE OF THIS AGREEMENT
Except as required by law, the terms of this Agreement shall not be disclosed to any third party by either party without the prior written approval of the other party.

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                                   SECTION 9

                               SOFTWARE LICENSES
9.1 CUSTOMER'S SOFTWARE LICENSE
Each Xyvision Software Product, including any updates, corrections or modifications, (collectively the "Software"), is furnished under a nontransferable, nonexclusive perpetual license for use by Customer on compliant hardware. Software may be copied in whole or in part as reasonably necessary to allow for Customer's internal use on the compliant hardware, and for the purposes of archiving and backup. Customer agrees to reproduce and include Xyvision's copyright and any other proprietary rights legends on each copy of the Software, and not to remove or alter such legends on copies of the software supplied by Xyvision. All copies of the Software, in whole or in part, are the property of Xyvision or its third party vendor and no title to or ownership of the Software is transferred to Customer. The Software contains proprietary and confidential information of Xyvision or its supplier and Customer agrees not to sell, lease, or otherwise transfer, provide, disclose or make available copies of any Software to any other party, other than its consultants authorized to receive proprietary information, without the prior written consent of Xyvision. Customer shall not reverse compile or otherwise disassemble the Software.

Each license is effective from the date of Delivery of each software Product and shall remain in effect until it is terminated by Customer or by Xyvision under this Agreement. If the license is terminated, the Customer agrees to delete the applicable software Product and all copies thereof from its system files and storage media, to destroy the soft-ware Product in printed form, to terminate all use of the software Product and to deliver to Xyvision all storage media owned by Xyvision in Customer's possession. Customer agrees to certify in writing, within thirty (30) days that, to the best of its knowledge, it returned or destroyed the original and all copies of the software Product.

9.2 THIRD PARTY SOFTWARE PROVISIONS
Certain Xyvision Software Products contain third party software. Xyvision and/or any third party vendor reserve the right to enforce and/or terminate this license if Customer fails to comply with the terms of Section 9.

Certain Software Products are entirely third party software to which Xyvision has the rights to transfer a license to Customer. These software Products are provided to Customer subject to the license agreement provided with them, as modified by the Customer, and agreed by the relevant third party software manufacturer. Xyvision and the third party vendor of the software reserve the right to enforce this license.

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                                  SECTION 10

                             TECHNICAL SUPPORT AND
                            TECHNICAL DOCUMENTATION

10.1 TECHNICAL SUPPORT
Except as otherwise agreed to in writing by Xyvision, Customer shall be responsible for the operational use of all Products Delivered under this Agreement. Xyvision shall support Customer in the aforementioned activities to the extent required by this Agreement and in connection with any Order(s) for Services.

10.2 TECHNICAL DOCUMENTATION

Xyvision will supply one copy of Xyvision's standard user documentation applicable to the hardware and software Products ordered by Customer at the time of Delivery. This documentation will be provided primarily in electronic form suitable for PostScript printing at the Customer Site. This documentation may be used and copied by Customer solely in connection with Customer's use of the hardware and software Products delivered by Xyvision to Customer.


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                                  SECTION 11

                                   INDEMNITY

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE EXTENT ANY EMPLOYEE, CONTRACTOR OF, OR CONSULTANT, OR ADVISOR TO XYVISION ENTERS UPON CUSTOMER'S PREMISES IN THE PERFORMANCE OF THIS AGREEMENT, XYVISION AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS CUSTOMER, ITS SUCCESSORS AND ASSIGNS, AFFILIATES, TRUSTEES, OFFICERS, AGENTS, EMPLOYEES, AND CLIENTS FROM AND AGAINST ALL CLAIMS, SUITS, LOSSES, JUDGEMENTS, LIENS, COSTS, FINES, LIABILITIES OR EXPENSES OF WHATEVER NATURE (INCLUDING ATTORNEY'S FEES AND EXPENSES), ARISING FROM ANY PERSONAL INJURY, DEATH, PROPERTY DAMAGE, OR ECONOMIC LOSS (INCLUDING SPECIAL OR CONSEQUENTIAL LOSS, LOST PROFITS, OR OTHER DAMAGES WHETHER OR NOT XYVISION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), CAUSED BY ANY SUCH EMPLOYEE, CONTRACTOR, CONSULTANT, OR ADVISOR WHILE ON CUSTOMER'S PREMISES WITHOUT REGARD TO THE ACTS OR OMISSIONS OR NEGLIGENCE OF ANY PARTY WHICH MAY HAVE CONTRIBUTED IN WHOLE OR IN PART TO THE PERSONAL INJURY, DEATH, PROPERTY DAMAGE OR ECONOMIC LOSS OF WHICH COMPLAINT IS MADE UNLESS SUCH CLAIM ARISES FROM THE SOLE NEGLIGENCE OF CUSTOMER.

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                                  SECTION 12

                       INTERNATIONAL DELIVERY AND EXPORT

12.1 RESPONSIBILITIES
Xyvision will be responsible for obtaining export licenses for the Products, parts, repair equipment or technical data to be exported to Customer. As necessary, Customer will provide Xyvision with any information, certifications or other documents that Xyvision may reasonably require.

12.2 EXPORT REASSURANCE

Customers agrees that, regardless of any disclosure made by Customer to Xyvision, Customer will not re-export either directly or indirectly, any Products, parts, repair equipment or technical data without first obtaining a license, as required, from the United States Department of Commerce or any other agency or department of the United States Government.


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                                  SECTION 13

                         SPECIAL PRODUCTS AND SERVICES

Special Products and Services are any Products or Services not listed in the Price List. All Special Products and Services will be noted as such in an Order.

Xyvision will use its best efforts to complete the work described in a Price Quote for the requested Special Products or Services ("Statement of Work").

Xyvision shall retain title to the intellectual property produced by its work under this Agreement, but (subject to Section 8 Intellectual Property and Confidentiality) grants to Customers a royalty-free, nonexclusive, nontransferable license (i) to make use of any such intellectual property which is conceived or first reduced to practice by Xyvision in the performance of the Statement of Work and (ii) to use, duplicate, disclose or otherwise dispose of all reported information (such as reports or data tables), except Xyvision proprietary data or Products, delivered to Customer in the performance of the Statement of Work.


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                                  SECTION 14

                                  MAINTENANCE
14.1 DEFINITIONS CONCERNING MAINTENANCE
(14.1.1) "Initial Maintenance Term" means the period commencing on the day after the expiration of the warranty on any of the Delivered Products and, unless otherwise agreed, ending one year thereafter.

(14.1.2) "Additional Maintenance Term" means the period commencing on the day after the expiration of a Maintenance Term and ending one year thereafter.

(14.1.3) "Installation Site" means the area in which the Products have been installed at the location identified in the Order.

(14.1.4) "Principal Period of Maintenance" means, unless otherwise specified in an Order, the hours of 8:30 a.m. and 5:00 p.m. local time on Monday through Friday of each week, excluding holidays normally observed in the area where service will be provided.

(14.1.5) "Remedial Maintenance" means any repair services performed by Xyvision or its authorized representative, including diagnosis, troubleshooting, repair, testing or replacement, which may be performed either on-site or from a remote location by telephone and/or modem.

14.2 TERM OF MAINTENANCE

(14.2.1) Each of the Products shall be covered for the Initial Maintenance Term and, unless written notice of termination is given more than forty-five (45) days prior to the expiration of such Initial Maintenance Term or any Additional Maintenance Term, shall be covered for successive Additional Maintenance Terms.


(14.2.2) Any Products added during a maintenance term, shall have a maintenance term coterminous with the then current maintenance term.

14.3 ELIGIBILITY
(14.3.1) At the Installation Site, all XyEnterprise-supplied Products on site which comprise a single system shall be included under this Agreement (a "single system" being one or more groupings of XyEnterprise-supplied Products into "nodes") as specified in the Order and interconnected by power or signal cables or connections.

(14.3.2) Any Xyvision developed Product which, immediately prior to inclusion under this Agreement, is covered by a Xyvision warranty will be eligible for inclusion without prior inspection by Xyvision. All other Products are subject to inspection and approval by Xyvision prior to inclusion under this Agreement. The Customer shall pay the then prevailing time and materials rates plus reasonable travel and subsistence costs required to inspect and place the Products in a condition such that they will be accepted by Xyvision for maintenance under this Agreement.

14.4 CHARGES
(14.4.1) The maintenance charge in the Price Quote shall remain in effect during the Initial Maintenance Term. Thereafter, the maintenance charge may be adjusted to Xyvision's then current rates upon ninety (90) days notice to Customer.

(14.4.2) Charges for Services performed during times other than the Principal Period of Maintenance or for Services performed outside of the scope of this Agreement shall be made at Xyvision's then prevailing standard time and materials rates plus reasonable travel and living expenses. The minimum time charged for such Service shall be four (4) hours, including travel time to and from the Installation Site.

14.5 RESPONSIBILITIES OF CUSTOMER

(14.5.1) The Customer shall provide, during the Principal Period of Maintenance, at no charge to Xyvision, resources, including without limitation full and free access to the Products, working and storage space, adequate facilities within a reasonable distance from the Products and use of any machines, attachments, features or other equipment necessary to enable Xyvision to provide the Services set forth in this Agreement.

(14.5.2) The Customer shall not perform, or authorize the performance of, maintenance or repair, other than preventative maintenance, to Products covered by this Agreement except with the prior written consent of Xyvision. Customer shall perform required preventative maintenance measures, as defined and mutually agreed in the Implementation Plan, in accordance with the applicable Product Specifications.

(14.5.3) The Customer shall be responsible for the procurement, installation, and maintenance of all non-Xyvision communications media. Charges for such media in connection with the performance of the Services set forth in this Agreement shall be the responsibility of Customer.

(14.5.4) The Customer shall provide Xyvision remote dial-up access to the system through the installation and maintenance of an appropriate modem for the purposes of remote problem diagnosis. If such equipment is not supplied, Xyvision shall not be obligated to fulfill its maintenance commitments under this Agreement.

14.7 SOFTWARE MAINTENANCE SERVICES
(14.7.1) Xyvision shall provide telephone support and consultation to the Customer during the Principal Period of Maintenance.

(14.7.2) Xyvision shall periodically distribute Program letter updates, (i.e. Revision 4.2g) providing factory distributed fixes, updates to the system operating software and other Programs.

(14.7.3) Xyvision shall periodically distribute new revision releases of the software at no charge. Revision releases are designated by a change in number to the right of the decimal point for the software Product.

(14.7.4) Xyvision shall, from time to time, distribute one set of user manual updates providing new manuals and supplements and revisions to existing manuals which pertain to the system operating software included in the Products.

(14.7.5) The incorporation or integration of third party Product upgrades or new release may require additional, funded development or technical services. In the event that the third party upgrade or new release requires such reintegration, Xyvision agrees to provide the customer a statement of work and a price quote describing the required services prior to initiating or implementing the upgrade. Such charges shall not exceed Xyvision's standard time and materials charges for the amount of work required. Customers should notify Xyvision prior to upgrading any third party Product or operating System to ensure compatibility with XyEnterprise Products.

(14.7.6) Xyvision shall provide the Products with Remedial Maintenance, including all actions required to verify the existence of a reported problem, and ascertain the conditions under which the problem can be repeated. After examination of the problem, Xyvision shall issue a status report and, at its discretion, perform one of the following actions; as appropriate (i) provide a patch, update or revision; (ii) provide a temporary bypass or workaround; (iii) provide a statement that the problem could not be verified and more data is necessary; or (iv) provide a statement that the problem is not of sufficient magnitude to warrant immediate correction, whereupon it will be corrected in a later revision. Implementation of the maintenance action suggested (if any) will take place during Principal Period of Maintenance.

Remedial Maintenance will not be provided for problems that could have been prevented by implementation of a distributed patch or update.

(14.7.7) Maintenance services for software Products replaced by an updated version may be discontinued ninety (90) days after delivery of the update.

(14.7.8) Xyvision will support a major release of software for five (5) years after its initial release to a customer, subject to the following conditions:


      (1) all Xyvision software products are continuously and uninterruptedly maintained under Xyvision's software maintenance program, and;

      (2) Customer installs latest software updates as they are released to the general public, and;

      (3) imbedded third-party products are exempted to the extent that they become obsolete or unsupportable.

14.8 MOVEMENT OF PRODUCTS
(14.8.1) Except in the event of an emergency relocation to a back-up system, prior to any movement of Products from the Installation Site, or transfer of Software to a new Compliant Hardware Platform, the Customer shall give Xyvision at least thirty (30) days prior written notice of such propose movement and specify the proposed new location and hardware environment. Xyvision will evaluate the proposed transfer on a timely basis and will make recommendations as the suitability of the new environment. Customer shall be re-


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

sponsible for providing all services related to the actual movement and reconfiguration of the Products unless such services are contracted through Xyvision in an Order or statement of work.

(14.8.2) In the event of a Product relocation, the monthly charges specified in this Agreement shall be suspended on the day the dismantling of the Products commences and shall be reinstated on the day following the Installation of the Products at the new location.

(14.8.3) If, upon relocation and inspection, XyEnterprise personnel determine that the Products are not in good operating condition as a result of causes beyond the control of Xyvision, the Customer shall be charged separately for all labor, materials and adjustments required to place the Products in good operating condition. Charges for this work shall be computed at the then prevailing standard Xyvision rates for labor and materials plus travel and living expenses.

14.9 EXCLUSIONS
(14.9.1) Xyvision's obligation to provide maintenance services under this Agreement is contingent upon: (i) the Delivered Products being properly used and maintained in accordance with their applicable Product Specifications; (ii) the Delivered Products not being subjected to misuse, accident or disaster, including without limitation fire, flood, water, wind, lightning or other acts of God, and (iii) the Products have not been altered or modified, unless authorized or performed by Xyvision.

(14.9.2) This sub-section not applicable. (14.9.3) Maintenance services under this Agreement do not include: (i) furnishing of supplies, accessories, media or replacement or expendable parts consumed by preventive maintenance procedures.

14.10 LIMITATION ON ANNUAL INCREASES IN SOFTWARE MAINTENANCE CHARGES
The annual increase for Xyvision Software Maintenance will not exceed the Consumer Price Index (CPI) for the Chicago, Illinois metropolitan area, as published by the United States Department of Labor.


--------------------------------------------------------------------------------
                                   SECTION 15

                              TERM AND TERMINATION
15.1 AGREEMENT TERM
This Agreement shall commence upon the Effective Date and shall continue for five (5) years, at which time this Agreement shall expire unless renewed by mutual agreement of the parties (the "Agreement Term"). Notwithstanding the expiration of this Agreement, each party shall remain obligated to complete its respective obligations under this Agreement for any Order(s) accepted by Xyvision prior to such expiration.

15.2 TERMINATION

If any of the events set forth below occur with respect to one party, then this Agreement may be terminated effective immediately upon written notice thereof by the other party:


      (a) A party becomes insolvent; files a voluntary petition in bankruptcy or liquidation; proposes any dissolution, liquidation, reorganization, or recapitalization with its creditors; has filed against it any involuntary petition in bankruptcy or liquidation, or a receiver is appointed or takes possession of a party's property, and such petition or receiver is not dismissed or stayed within ninety (90) days after such filing, appointment or taking possession; makes an assignment for the benefit of creditors, or is adjudicated as a bankrupt; or takes any similar action under similar laws or any jurisdiction; or


      (b) Material breach of this Agreement which is not remedied within thirty
             (30) days after written notice (stating the breach with particularity) has been given; or

15.3 SURVIVAL

Following the termination or expiration of this Agreement, neither party shall have any further obligations or rights with respect to the other party under this Agreement, except that (i) Xyvision shall be obligated to honor any Orders accepted by it prior to such termination or expiration, (ii) Customer shall be obligated to pay any amounts owed to Xyvision, and Xyvision's security interest securing such payment pursuant to Section 3 shall remain in effect and (iii) the provisions of Section 6, 7, 8, 9, 11, 12 and 16 shall remain in effect in accordance with their terms.


--------------------------------------------------------------------------------
                                   SECTION 16

                                 MISCELLANEOUS
16.1 UNITED STATES GOVERNMENT RESTRICTED RIGHTS If Customer uses the Products or Services under or for a United States government contract, Customer agrees that it will include all necessary and applicable restricted rights legends on the software and documentation Products to protect Xyvision's or its third party vendors' proprietary rights under subparagraph (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-14 when applicable, or in subparagraph (C) (1) (ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013. Contractor/manufacturer is Xyvision, Inc., 101 Edgewater Drive, Wakefield, MA 01880.

16.2 ANNOUNCEMENTS
Except as required by law, the prior written approval of all press releases and other public announcements concerning this Agreement shall be obtained by the releasing party from the other party in all cases in which publicity makes reference to the other party and/or to this Agreement.

16.3 THIRD PARTY FINANCING
Customer agrees that none of the Products sold or licensed to Customer under this Agreement shall be subject to a third party leasing agreement, without Xyvision's prior written consent, which will not be unreasonably withheld.

16.4 FORCE MAJEURE
If any performance under this Agreement is interfered with by reason of any circumstances beyond the reasonable control of the party affected, including without limitation, fire, explosion, power failure, acts of God, war, revolution, civil commotion or acts of public enemies; any law, order, regulation, ordinance, or requirement of any government or legal body; any labor unrest, including without limitation strikes, slowdowns, picketing or boycotts; then the party so affected, upon prompt notice thereof to the other party, shall be excused from such performance to the extent so affected by the force majeure interruption provided that the party so affected shall use all reasonable efforts to remove such causes of nonperformance as soon as practicable.

16.5 NOTICES
Any notices required or permitted to be given under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly given when delivered in person, or if mailed (when mailed by registered air mail postage prepaid, return receipt requested), to the parties at the addresses set forth on the front page of this Agreement or at such other address as may be given in writing by either party to the other.

16.6 ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or its rights, duties or obligations without the prior written consent of XyEnterprise, which shall not be unreasonably withheld. Any unauthorized attempt to assign this Agreement or any of rights, duties or obligations without such prior written consent shall be considered void. Either party may terminate this Agreement and any licenses granted under this Agreement by notice to the other party effective on the date such notice is given if a party assigns this Agreement or any of Customer's rights, duties or obligations without the prior written consent.

16.7 GOVERNING LAW

The parties hereby agree that any dispute regarding the interpretation or validity of this Agreement shall be subject to the exclusive jurisdiction of a competent State or Federal court in the Commonwealth of Massachusetts, U.S.A., and the parties hereby submit to the jurisdiction of such courts therefore. The official version of this Agreement shall be the English language version.

16.8 ORDER OF PRECEDENCE
The order of Precedence will be stated in Addenda A.

16.9 VALIDITY
If any term of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or is waived by the parties, in whole or in part, the remaining terms of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or is waived by the parties, in whole or in part, the remaining terms of this Agreement shall continue in full force and effect, as applicable.

16.10 HEADINGS
The headings used in this Agreement are included for reference only and shall not affect the meaning or interpretation of this Agreement.

16.11 PROTECTION FROM INCREASED SERVICE CHARGES DUE TO UNILATERAL REASSIGNMENT OF IMPLEMENTATION RESOURCES.
In the event that Xyvision unilaterally reassigns project management of consulting personnel after a Statement of Work or functional specification has been mutually-agreed in writing, and development of delivery of services has begun, Customer will not be liable for any additional cost caused by such reassignment.


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